Exhibit 99.1

GRAY

Television, Inc.

NEWS RELEASE

Gray Reports Operating Results

For the Three Month Period Ended March 31, 2013

Atlanta, Georgia – May 2, 2013. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN) today announced results from operations for the three month period ended March 31, 2013 (“first quarter of 2013”) as compared to the three month period ended March 31, 2012 (“first quarter of 2012”).

Highlights:

For the first quarters of 2013 and 2012, our revenue, broadcast expense and corporate and administrative expense were as follows:

	Three Months Ended March 31,
	2013	2012	% Change
	(in thousands except for percentages)

Revenue (less agency commissions)	$78,169	$80,674	(3)%

Operating expenses (before depreciation, amortization and gain or loss on disposal of assets):
Broadcast expense	$53,494	$50,772	5%

Corporate and administrative expense	$3,824	$3,106	23%

We are pleased with our operating results for the first quarter of 2013. We experienced period over period increases in national advertising, local advertising, retransmission consent and other revenue that resulted in total revenue exceeding the high end of our guidance. Our period over period decrease in total revenue was primarily due to the expected decrease in political advertising revenue.

Our period over period increase in broadcast and corporate and administrative expenses (excluding depreciation, amortization and gain or loss on disposal of assets) was due primarily to increases in health care costs, programing costs, pensions, salaries, market research and other expenses.

Comments on Results of Operations for the First Quarter of 2013 Compared to the First Quarter of 2012:

Revenue.

Total revenue decreased $2.5 million, or 3%, to $78.2 million for the first quarter of 2013 compared to the first quarter of 2012 primarily due to the expected decreases in political advertising and consulting revenue, offset, in part, by increased retransmission consent revenue and local and national advertising revenue. Political advertising revenue decreased due to reduced advertising from political candidates and special interest groups in the first quarter of 2013 due to this being the “off year” of the two year election cycle. Retransmission consent revenue increased due to increased subscriber counts and rates. Our local and national advertising revenue continued to increase primarily due to increased spending in an improving economy. In addition, local and national net advertising revenue was positively influenced by the broadcast of the 2013 Super Bowl on our 20 CBS channels, earning us approximately $1.1 million, an increase of approximately $0.3 million compared to the broadcast of the 2012 Super Bowl on our 10 NBC channels that earned us approximately $0.8 million.

4370 Peachtree Road, NE * Atlanta, GA 30319

(404) 504-9828 * Fax (404) 261-9607

The principal components of our revenue for the first quarter of 2013 compared to the first quarter of 2012 were as follows:

Local advertising revenue increased $0.6 million, or 1%, to $46.4 million.

National advertising revenue increased $0.4 million, or 3%, to $13.4 million.

Internet advertising revenue remained at $5.7 million.

Political advertising revenue decreased $4.3 million, or 87%, to $0.6 million.

Retransmission consent revenue increased $1.2 million, or 14%, to $9.7 million.

Other revenue increased $0.4 million, or 22%, to $2.3 million.

We were party to a consulting agreement with Young Broadcasting, Inc. that expired on December 31, 2012. We recorded $0.8 million in revenue from this agreement in the first quarter of 2012, but we did not record any consulting revenue in the first quarter of 2013.

Our five largest local and national advertising categories on a combined local and national basis by customer type, excluding political advertising, demonstrated the following changes during the first quarter of 2013 compared to the first quarter of 2012: automotive increased 12%; medical decreased 8%; restaurant decreased 2%; communications decreased 8%; and furniture and appliances increased 5%.

Operating expenses.

Broadcast expense (before depreciation, amortization and gain or loss on disposal of assets) increased $2.7 million, or 5%, to $53.5 million. This increase was due primarily to increases in compensation expense of $1.8 million and non-compensation expense of $0.9 million. Compensation expense increased primarily due to increases in healthcare expenses, pension expenses and routine salary increases. Non-compensation expense increased primarily due to increases in programming costs, software license fees, and market research expense offset, in part, by decreases in national sales commissions. As of March 31, 2013 and 2012, we employed 2,070 and 2,079, respectively, full and part-time employees in our broadcast operations.

Corporate and administrative expense (before depreciation, amortization and gain or loss on disposal of assets) increased $0.7 million, or 23%, to $3.8 million. The increase in corporate and administrative expenses was due primarily to increases in compensation expense of $0.4 million and non-compensation expense of $0.3 million. Compensation expense increased primarily due to increases in payroll expense and stock-based compensation expenses. Payroll expense increased due to routine salary increases and stock-based compensation expense increased due to increased amortization resulting from grants of restricted stock. During the 2013 three-month period and the 2012 three-month period, we recorded non-cash stock-based compensation expense of $136,000 and $14,000, respectively. Non-compensation expense increased primarily due to an increase in market research consulting costs and other professional services.

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2013	Page 2 of 8

Detailed table of operating results:

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for per share data)

	Three Months Ended March 31,
	2013	2012

Revenue (less agency commissions)	$78,169	$80,674
Operating expenses before depreciation, amortization and (gain) loss on disposal of assets, net:
Broadcast	53,494	50,772
Corporate and administrative	3,824	3,106
Depreciation	5,800	5,891
Amortization of intangible assets	19	19
(Gain) loss on disposals of assets, net	(28)	65

Operating expenses	63,109	59,853

Operating income	15,060	20,821
Other income (expense):
Miscellaneous income, net	1	2
Interest expense	(12,540)	(15,163)

Income before income taxes	2,521	5,660
Income tax expense	1,651	2,289

Net income	870	3,371
Preferred stock dividends (including accretion of issuance cost of $0 and $77, respectively)	—	1,179

Net income available to common stockholders	$870	$2,192

Basic per share information:
Net income available to common stockholders	$0.02	$0.04

Weighted-average shares outstanding	57,523	57,148

Diluted per share information:
Net income available to common stockholders	$0.02	$0.04

Weighted-average shares outstanding	57,701	57,148

Political revenue (less agency commissions)	$641	$4,959

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2013	Page 3 of 8

Other Financial Data:

	As of
	March 31, 2013	December 31, 2012
	(in thousands)

Cash	$20,990	$11,067
Long-term debt, including current portion	$832,936	$832,867
Borrowing availability under our senior credit facility	$40,000	$40,000

	Three Months Ended March 31,
	2013	2012
	(in thousands)

Net cash provided by operating activities	$17,553	$26,996
Net cash used in investing activities	(7,677)	(6,869)
Net cash provided by (used in) financing activities	47	(10,206)

Net increase in cash	$9,923	$9,921

Internet Initiatives:

Our website page view data for the three months ended March 31, 2013 compared to the three months ended March 31, 2012 is as follows:

Gray Websites - Data

	Three Months Ended March 31,
	2013	2012	% Change
	(in millions except for percentages)

Advertising impressions generated	1,237	1,031	20%
Total page views (including mobile page views)	373	380	(2)%

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2013	Page 4 of 8

Guidance for the Three Months Ending June 30, 2013 (the “second quarter of 2013”) and the Year Ending December 31, 2013 (the “full year 2013”)

We currently anticipate that our results of operations for the second quarter of 2013 will be within the ranges presented in the table below:

	Three Months Ending June 30,
Selected operating data:	Low End Guidance for the Second Quarter of 2013	% Change From Actual Second Quarter of 2012	High End Guidance for the Second Quarter of 2013	% Change From Actual Second Quarter of 2012	Actual Second Quarter of 2012
	(in thousands except for percentages)

Revenue (less agency commissions)	$84,700	(11)%	$85,700	(9)%	$94,691

Operating expenses (before depreciation, amortization and gain or loss on disposals of assets, net):
Broadcast	$54,400	3%	$54,900	4%	$52,829
Corporate and administrative	$4,400	21%	$4,600	27%	$3,629

Other selected data:
Political advertising revenue (less agency commissions)	$200	(98)%	$400	(97)%	$13,138

Comments on Guidance:

Second Quarter of 2013.

Based on our current forecasts for the second quarter of 2013, we anticipate the following changes from the three-month period ended June 30, 2012 (the “second quarter of 2012”):

Revenue.

•	We believe our second quarter of 2013 local advertising revenue, excluding political advertising revenue, will increase from the second quarter of 2012 by approximately 7% to 8%.

•	We expect our second quarter of 2013 national advertising revenue, excluding political advertising revenue, will increase from the second quarter of 2012 by approximately 6% to 7%.

•	We anticipate our second quarter of 2013 internet advertising revenue, excluding political advertising revenue, will increase from the second quarter of 2012 by approximately 3% to 4%.

•	We believe our second quarter of 2013 retransmission consent revenue will increase from the second quarter of 2012 by approximately 12%.

•

We do not anticipate any significant political advertising revenue in the second quarter of 2013, reflecting the “off year” of the two-year political cycle and the absence of any special elections and special political issue advertising campaigns in our markets.

Operating expenses (before depreciation, amortization and gain or loss on disposal of assets, net).

The anticipated increase in broadcast operating expense for the second quarter of 2013 compared to the second quarter of 2012 is expected to be due primarily to increased payroll, pension and affiliation expense offset, in part, by a decrease in national sales commission expense.

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2013	Page 5 of 8

The anticipated increase in corporate and administrative expense for the second quarter of 2013 compared to the second quarter of 2012 is expected to be due primarily to increased payroll, stock-based compensation and audience research expense.

Full Year 2013.

Operating expenses (before depreciation, amortization and gain or loss on disposal of assets, net).

On February 20, 2013, we provided initial guidance on revenue and certain operating expenses for the full year 2013. Based on our current forecasts, we are updating our guidance on our corporate and administrative expenses for this period. For the full year 2013, we currently anticipate our corporate and administrative expense will be approximately $16.5 million, which is $0.6 million more than our corporate and administrative expenses for the year ended December 31, 2012, and which reflects updated information relating to expected non-cash stock-based compensation expense for the full year 2013. For the full year 2013, we currently anticipate our non-cash stock-based compensation expense will be approximately $1.3 million.

Revenue (less agency commissions) by Category:

The table below presents our revenue (less agency commissions) or “net revenue” by category for the three month periods ended March 31, 2013 and 2012, respectively:

	Three Months Ended March 31,
	2013		2012
	Amount	Percent of Total	Amount	Percent of Total
	(in thousands except for percentages)
Revenue (less agency commissions)
Local	$46,428	59.4%	$45,875	56.9%
National	13,424	17.2%	13,006	16.1%
Internet	5,706	7.3%	5,692	7.1%
Political	641	0.8%	4,959	6.1%
Retransmission consent	9,692	12.4%	8,478	10.5%
Other	2,278	2.9%	1,869	2.3%
Consulting	—	0.0%	795	1.0%

Total	$78,169	100.0%	$80,674	100.0%

The aggregate internet revenue presented above is derived from: (i) direct internet revenue and (ii) internet-related commercial time sales.

Non-GAAP Terms

From time to time, Gray supplements its financial results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) by disclosing the non-GAAP financial measures Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our debt agreements. Broadcast Cash Flow is defined as net income plus corporate and administrative expenses, depreciation and amortization (including amortization of intangible assets and program broadcast rights), any loss on disposal of assets, any miscellaneous expense, interest expense, any income tax expense less any gain on disposal of assets, any miscellaneous income, any income tax benefits, payments for program broadcast obligations and network compensation revenue and network payments.

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2013	Page 6 of 8

Corporate and administrative expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income and cash flows reported in accordance with GAAP.

Reconciliation:

Reconciliation of net income to the non-GAAP terms:

	Three Months Ended March 31,
	2013	2012
	(in thousands)

Net income	$870	$3,371
Adjustments to reconcile from net income to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	5,800	5,891
Amortization of intangible assets	19	19
Non-cash stock-based compensation	136	14
(Gain) loss on disposals of assets, net	(28)	65
Miscellaneous income, net	(1)	(2)
Interest expense	12,540	15,163
Income tax expense	1,651	2,289
Amortization of program broadcast rights	2,837	2,758
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	7	7
Network compensation revenue recognized	(157)	(157)
Network compensation per network affiliation agreement	—	(60)
Payments for program broadcast rights	(2,853)	(2,795)

Broadcast Cash Flow Less Cash Corporate Expenses	20,821	26,563
Corporate and administrative expenses excluding depreciation, amortization, and non-cash stock-based compensation	3,688	3,092

Broadcast Cash Flow	$24,509	$29,655

The Company

We are a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations broadcasting 45 channels affiliated with one of the “Big 4 Networks” (ABC, CBS, FOX and NBC) and 41 additional channels of programming in 30 television markets. Twenty-one of our channels are affiliated with the CBS Network, eleven channels are affiliated with the NBC Network, eight channels are affiliated with the ABC Network and five channels are affiliated with the FOX Network. Our 21 CBS-affiliated channels make us the largest independent owner of CBS affiliates in the United States.

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2013	Page 7 of 8

Within a market, our additional broadcast channels are generally affiliated with networks different from those affiliated with our “Big 4 Network” channels, and are operated by us to make better use of our broadcast spectrum by providing supplemental and/or alternative programming to our “Big 4 Network” channels. Certain of our additional channels are affiliated with more than one network simultaneously. Our additional channels are affiliated with networks such as “MyNetworkTV”, the CW Network or the CW Plus Network, the MeTV Network, This TV Network, the Live Well Network, the Country Network and Antenna TV. We also broadcast eight local news/weather channels in certain of our existing markets. Our combined TV station group reaches approximately 6.2% of total United States households.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the second quarter of 2013 or other periods, internet strategies, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of May 2, 2013. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2012 and may be contained in reports subsequently filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

Conference Call Information

Gray Television, Inc. will host a conference call to discuss its first quarter operating results on May 2, 2013. The call will begin at 11:30 AM Eastern Time. The live dial-in number is 1-888-539-3678 and the confirmation code is 5770155. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1-888-203-1112, Confirmation Code: 5770155 until June 1, 2013.

For information contact:	Web site: www.gray.tv
Bob Prather	Jim Ryan
President and Chief Operating Officer	Senior V. P. and Chief Financial Officer
(404) 266-8333	(404) 504-9828

Gray Television, Inc.
Earnings Release for the three month period ended March 31, 2013	Page 8 of 8